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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

                         CITIZENS FIRST FINANCIAL CORP.
                               ANNOUNCES DIVIDEND,
                             SECOND QUARTER RESULTS
                            AND STOCK REPURCHASE PLAN


Bloomington, Illinois, July 25, 2003 -- Citizens First Financial Corp. (the "Company")(Nasdaq-CFSB), the parent company of Citizens Savings Bank (the "Bank"), announced that the Board of Directors has declared a dividend of $0.10 per share will be paid to stockholders of record on August 11, 2003, payable on August 25, 2003.

"Citizens Savings Bank purchased $4,000,000 of bank owned life insurance during the second quarter. The earnings related to that purchase will assist management in reducing the cost of employee benefit programs that are currently in place", said C. William Landefeld, President and Chief Executive Officer.

The Board of Directors of the Company has authorized a new 5% stock repurchase plan or 74,000 shares, to commence when the current repurchase plan is completed. Currently approximately 8,400 shares remain in the current repurchase plan. Common stock repurchased by the Company since January 1997 in total now equals 1,449,267 shares at an average price of $16.34.

In addition, the Company announced net income for the six months ended June 30, 2003 of $1,463,000, compared to net income of $1,397,000 for the six months ended June 30, 2002, an increase of $66,000 or 4.7%. The Company had basic and diluted earnings per share of $1.00 and $0.91, respectively for the six months ended June 30, 2003 compared to basic and diluted earnings per share of $0.95 and $0.88, respectively, for the six months ended June 30, 2002.


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The Company had net income for the three months ended June 30, 2003 of $721,000, compared to $692,000 for the three months ended June 30, 2002, an increase of $29,000 or 4.2%. The Company had basic and diluted earnings per share of $0.49 and $0.45, respectively, for the three months ended June 30, 2003, compared to basic and diluted earnings per share of $0.47 and $0.43, respectively, for the three months ended June 30, 2002.

Net interest income decreased from $5,440,000 for the six months ended June 30, 2002 to $5,235,000 for the six months ended June 30, 2003, a decrease of $205,000 or 3.8%. Interest income decreased to $9,822,000 for the six months ended June 30, 2003 from $11,323,000 for the six months ended June 30, 2002, a decrease of $1,501,000 or 13.3%. The decrease was attributable to a decrease in the average yield on loans and investments of 68 basis points and 70 basis points, respectively and a decrease in the average balance of loans of $12.7 million, offset by an increase of $11.4 million in the average balance of investments and interest-earning deposits. Interest expense decreased to $4,587,000 for the six months ended June 30, 2003 from $5,883,000 for the six months ended June 30, 2002, a decrease of $1,296,000 or 22.0%. The decrease was primarily due to a decrease in the average cost of deposits and borrowings of 93 basis points and 52 basis points, respectively.

The provision for loan losses increased to $391,000 for the six months ended June 30, 2003 from $230,000 for the six months ended June 30, 2002.

Noninterest income increased from $909,000 for the six months ended June 30, 2002 to $1,583,000, an increase of $674,000, for the six months ended June 30, 2003. The increase was primarily due to an increase of $365,000 in net gains on loan sales and $194,000 in gains on sale of land in a real estate joint venture in 2003 and a $71,000 loss on sale of available for sale securities in 2002.

"Record loan volumes in the first half of this year and the concurrent sale of many of these loans to the secondary market contributed to large loan sale gains in the first six months", said Landefeld.

Noninterest expense increased from $3,836,000 for the six months ended June 30, 2002 to $4,046,000 for the six months ended June 30, 2003, an increase of $210,000, primarily because of increases of $99,000 in the minority interest in the net income of a real estate joint venture, $84,000 in other professional fees and $51,000 in legal fees.

The Bank currently has five offices in central Illinois.


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                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                             06/30/03          12/31/02              06/30/02
                                            (UNAUDITED)                            (UNAUDITED)
Balance Sheet Data
Total assets                                $  347,437        $  357,056           $  350,833
Cash and cash equivalents                   $   35,210        $   33,583           $   24,074
Investment securities                       $   23,495        $   20,712           $   21,448
FHLB stock                                  $    4,903        $    4,697           $    4,581
Loans held for sale                         $    5,471        $    6,098           $    3,185
Loans                                       $  260,345        $  282,591           $  285,458
Allowance for loan losses                   $    1,624        $    3,753           $    2,325
Deposits                                    $  239,988        $  249,163           $  241,935
Borrowings                                  $   70,675        $   72,825           $   73,475
Equity capital                              $   32,662        $   31,894           $   31,915

Book value per common share                 $    22.21        $    21.91           $    21.31

                                       QUARTER ENDED          SIX MONTHS ENDED
                                        (UNAUDITED)             (UNAUDITED)
                                    06/30/03   06/30/02     06/30/03    06/30/02
                                    --------   --------     --------    --------
Summary of Operations
Interest income                     $ 4,840     $ 5,571     $ 9,822     $11,323
Interest expense                      2,192       2,883       4,587       5,883
                                    -------     -------     -------     -------

Net interest income                   2,648       2,688       5,235       5,440

Provision for loan losses               306         132         391         230
Noninterest income                      790         415       1,583         909
Noninterest expense                   1,964       1,840       4,046       3,836
                                    -------     -------     -------     -------

Income before income tax              1,168       1,131       2,381       2,283
Income tax expense                      447         439         918         886
                                    -------     -------     -------     -------


Net income                          $   721     $   692     $ 1,463     $ 1,397
                                    =======     =======     =======     =======

Earnings per share:
         Basic                      $  0.49     $  0.47     $  1.00     $  0.95
         Diluted                    $  0.45     $  0.43     $  0.91     $  0.88



Ratios Based on Net Income
Return on average
     stockholders' equity              8.94%       8.79%       9.08%       8.95%
Return on average assets               0.83%       0.78%       0.83%       0.80%
Net interest yield on
    average earning assets             3.27%       3.19%       3.18%       3.27%